Consent of Independent Auditors


We consent to the reference to our firm under the caption "Independent Auditors" in the Statement of Additional Information and to the use of our report dated February 3, 2000 with respect to the consolidated financial statements of IDS Life Insurance Company and to the use of our report dated March 17, 2000 with respect to the financial statements of IDS Life Account SBS, included in Post-Effective Amendment No. 9 to the Registration Statement (Form N-4, No. 33-40779) and related Prospectus for the registration of the Symphony Annuity Contracts to be offered by IDS Life Insurance Company.



/s/ Ernst & Young
    Ernst & Young
Minneapolis, Minnesota
April 24, 2000